EX-99.77C - Safeco Tax-Exempt Bond Trust


A special meeting of the shareholders of the Safeco Intermediate-Term Municipal Bond Fund (the "Fund"), a series Fund of the Safeco Tax-Exempt Bond Trust, was held on December 8, 2004. By a vote of 612,468 to 28,026, the shareholders of the Fund approved a plan of reorganization whereby shareholders of the Fund agreed to merge into the Pioneer Tax-Free Income Fund by exchanging their shares for shares of the Pioneer Tax-Free Income Fund. By a vote of 614,353 to 26,141, the shareholders of the Fund also approved the interim advisory agreement between Pioneer Investment Management, Inc. and the Fund.

A special meeting of the shareholders of the Safeco California Tax-Free Income Fund (the "Fund"), a series Fund of the Safeco Tax-Exempt Bond Trust, was held on December 8, 2004. By a vote of 4,111,003 to 317,905, the shareholders of the Fund approved a plan of reorganization whereby shareholders of the Fund agreed to merge into the Pioneer California Tax-Free Income Fund by exchanging their shares for shares of the Pioneer California Tax-Free Income Fund. By a vote of 4,163,579 to 286,688, the shareholders of the Fund also approved the interim advisory agreement between Pioneer Investment Management, Inc. and the Fund.

A special meeting of the shareholders of the Safeco Municipal Bond Fund (the "Fund"), a series Fund of the Safeco Tax-Exempt Bond Trust, was held on December 8, 2004. By a vote of 22,983,158 to 2,587,979, the shareholders of the Fund approved a plan of reorganization whereby shareholders of the Fund agreed to merge into the Pioneer Municipal Bond Fund by exchanging their shares for shares of the Pioneer Municipal Bond Fund. By a vote of 23,114,012 to 2,465,611, the shareholders of the Fund also approved the interim advisory agreement between Pioneer Investment Management, Inc. and the Fund.